Coopers                                     Coopers & Lybrand L.L.P.
& Lybrand                                   a professional services firm



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in the Amendment to Form 10-KSB dated April 16, 1996 of our audits of the financial statements of Kemper Management Services, Inc. as of December 31, 1994 and 1993, and for the years ended December 31, 1994 and 1993.

We also consent to incorporation by reference in the registration statements of ENCON Systems, Inc. on Form S-3 (File Nos. 33-81756 and 33-88118) and on Form S-8 (File No. 33-93262) of our report dated April 15, 1995, on our audits of the financial statements of Kemper Management Services, Inc. as of December 31, 1994 and 1993, and for the years ended December 31, 1994 and 1993.


                                                    /s/ Coopers & Lybrand L.L.P.

Hartford, Connecticut
June 10, 1996